As filed with the U.S. Securities and Exchange Commission on July 18, 2025

Registration No. 333-277363

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Hess Corporation

(Exact name of registrant as specified in its charter)

Delaware	13-4921002
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1185 Avenue of the Americas,

New York, New York 10036

(212) 997-8500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mary A. Francis

Corporate Secretary and Chief Governance Officer

c/o Chevron Corporation

5001 Executive Parkway, Suite 200

San Ramon, CA 94583

(925) 842-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Scott A. Barshay

Kyle T. Seifried

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

(212) 373-3000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (these “Post-Effective Amendment”) filed by Hess Corporation, a Delaware corporation (the “Registrant” or “Hess”), relates to the Registration Statement on Form S-3 (File No. 333-277363) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”) on February 26, 2024 (the “Registration Statement”). The Registration Statement pertains to registration of an indeterminate amount of debt securities, warrants, common stock, preferred stock, depositary shares, purchase contracts and units offered by the Registrant.

On July 18, 2025, pursuant to the Agreement and Plan of Merger, dated as of October 22, 2023 (the “Merger Agreement”), by and among Chevron Corporation (“Chevron”), Yankee Merger Sub Inc. (“Merger Sub”), and Hess, Merger Sub merged with and into Hess (the “Merger”), with Hess surviving the Merger as a direct, wholly owned subsidiary of Chevron.

As a result of the completion of the transactions contemplated by the Merger Agreement, including the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with the undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities of the Registrant registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 18, 2025. No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-3 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

Hess Corporation

By:	/s/ Kari H. Endries
Name:	Kari H. Endries
Title:	Assistant Secretary